EXHIBIT 99.1
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LIVE BETTER
CHATTEM
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NEWS RELEASE                        CONTACT: Catherine Baker, Investor Relations
                                             423.822.3209




FOR IMMEDIATE RELEASE
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              CHATTEM, INC. AMENDS REVOLVING CREDIT FACILITY, CALLS
        FLOATING RATE SENIOR NOTES AND INCREASES STOCK BUYBACK AUTHORITY
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Chattanooga, Tenn. - December 1, 2005 - Chattem, Inc. (NASDAQ: CHTT) - a leading marketer and manufacturer of branded consumer products, today announced it has entered into an amendment to its Senior Secured Revolving Credit Facility (the "Amended Revolving Credit Facility") with a syndicate of commercial banks led by Bank of America, N.A., as agent, that, among other things, increases the Company's borrowing capacity under the facility from $50 million to $100 million, lowers the interest rate on borrowings under the facility and allows the Company greater flexibility to repurchase its common stock and refinance its existing debt. The Amended Revolving Credit Facility matures November 15, 2010.

The Company also announced that it has called its $75 million of Floating Rate Senior Notes due March 1, 2010 for full redemption on December 30, 2005. The notes were called at 102 percent of par, which equates to a premium of $1.5 million. The Company will utilize borrowings under the Amended Revolving Credit Facility and its cash on hand to redeem the notes. In connection with the call of the notes, the Company expects to record a non-recurring pre-tax loss for early extinguishment of debt in the amount of approximately $2.9 million, or $0.10 per share after taxes. As a result of the refinancing, the Company will lower its borrowing rate, generating an expected minimum net interest expense savings of approximately $2 million before taxes during fiscal 2006. In addition, the debt restructuring initiative will offer greater flexibility that may result in further interest expense reductions.

In addition, the Company's Board of Directors approved an increase in the stock buyback authority under the Company's stock buyback program back to $30 million, which became effective upon the consummation of the Amended Revolving Credit Facility.

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), pHisoderm(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada.

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.